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                                                                               .
                                                                               .
                                                                               .

                                                                    Exhibit 1(m)

                        SPOUSAL CONTINUATION ENDORSEMENT

ENDORSEMENT EFFECTIVE DATE: __________________________________

SECTION 1.                                     GENERAL INFORMATION
----------                                     -------------------
1.1 WHAT IS OUR AGREEMENT WITH   Our agreement with you includes this
    YOU?                         endorsement as a part of the contract to which
                                 it is attached. The provisions of the contract
                                 apply to this endorsement unless changed by
                                 this endorsement.

SECTION 2.                                           BENEFIT
----------                                           -------
2.1 WHAT IS THE BENEFIT          Your spouse may elect to continue this contract
    PROVIDED BY THIS             in lieu of taking the death benefit as a lump
    ENDORSEMENT?                 sum payment according to the provisions of this
                                 endorsement.

                                 This benefit may be exercised only one time.

2.2 IS THERE A CHARGE FOR THE    There is no charge for this benefit.
    BENEFIT PROVIDED BY THIS
    ENDORSEMENT?

2.3 WHAT ARE THE REQUIREMENTS    Your spouse may elect the spousal continuation
    FOR SPOUSAL CONTINUATION?    benefit provided:

                                 a.) you are named as both the sole annuitant and the sole owner;

                                 b.)  your spouse is named as the sole
                                      beneficiary;

                                 c.) your death occurs during the accumulation period;

                                 d.)  your spouse is less than age 95 on the
                                      contract continuation date;

                                 e.)  your contract is not collaterally
                                      assigned; and

                                 f.) we receive your spouse's written request to elect this benefit within 60 days of receipt of due proof of your death. If no election is made, we will pay the death benefit proceeds in a single sum, unless an income payout option is elected.

2.4 WHAT HAPPENS IF SPOUSAL      If spousal continuation is elected, we will
    CONTINUATION IS ELECTED?     calculate the death benefit proceeds according
                                 to the terms of the contract and compare it to
                                 the contract value which has been reduced by
                                 any applicable pro-rata rider charges, any
                                 premium expense charge not previously deducted,
                                 and any loan amount. The greater of the two
                                 amounts as of the contract continuation date is
                                 referred to as the continuation amount. Your
                                 loan amount, if any, will be repaid as of the
                                 contract continuation date. The entire
                                 continuation amount will be reallocated to the
                                 investment options elected by written request
                                 (subject to any minimum allocation
                                 requirements) and will be the contract value as
                                 of the contract continuation date. If no
                                 investment options are elected, the entire
                                 continuation amount will be reallocated
                                 according to the purchase payment allocation
                                 designation on file as of the contract
                                 continuation date.

                                 On the contract continuation date, your spouse becomes the new owner and the new annuitant and may exercise all rights under the contract. The contract continuation date will be used for measurement purposes for determining contract anniversaries for the continued contract. The anticipated payout date for the continued contract will be the later of the contract anniversary following the new spouse owner's
                                 85th birthday or 10 years after the contract continuation date.

                                 We will send an amendment to the data page to your spouse which includes information for the continued contract.

                                 Any surrender charges applicable to purchase payment(s) made prior to the contract continuation date will be waived.

                                 All optional benefit rider(s)/endorsement(s) issued to you as the original owner will terminate as of the date due proof of your death is received. Your spouse, as the new owner, may elect any optional benefit riders/endorsements we make available by written request, subject to our approval. The issue date for any additional benefit riders/endorsements will be the contract continuation date, unless a later date is shown on the rider/endorsement.

CUNA Mutual Life Insurance Company
A Mutual Insurance Company


/s/ Jeff Post
----------------------------------
President

                             AMENDMENT TO DATA PAGE
                            FOR SPOUSAL CONTINUATION

DECEASED ANNUITANT/OWNER: [John Doe]    ORIGINAL CONTRACT NUMBER: [123456789]

THE FOLLOWING INFORMATION AMENDS THE ORIGINAL CONTRACT ISSUED TO THE DECEASED ANNUITANT/OWNER NAMED ABOVE.

ANNUITANT: [Mary Doe]                   CONTRACT NUMBER: [123456789CONTINUE]

CONTRACT CONTINUATION DATE: [December 1, 2006]

ANITICIPATED ANNUITY/PAYOUT DATE: [December 1, 2056]

OWNER: [Mary Doe]

CONTINUATION AMOUNT: [$156,555]

OPTIONAL DEATH BENEFIT RIDERS:                      ANNUAL PERCENTAGE CHARGE
------------------------------                      ------------------------
Maximum Anniversary Value Death Benefit Rider                [0.15%]
3% Annual Guarantee Death Benefit Rider                      [0.20%]

ADDITIONAL BENEFITS (AT NO CHARGE): ____________________________________________

ALLOCATION OF CONTINUATION AMOUNT TO INVESTMENT OPTIONS: _______________________

VARIABLE ACCOUNT: CUNA Mutual Life Variable Annuity Account

Subaccounts                   Fund       Percentage
-----------                   ----       ----------
Mid Cap Value             Ultra Series      0.00%
Large Cap Growth          Ultra Series      0.00%
Large Cap Value           Ultra Series     15.00%
Balanced                  Ultra Series     25.00%
Bond                      Ultra Series     10.00%
Money Market              Ultra Series      0.00%
High Income               Ultra Series      0.00%
International Stock       Ultra Series      0.00%
Mid Cap Growth            Ultra Series      0.00%
Global Securities         Ultra Series     25.00%
Conservative Allocation   Ultra Series      0.00%
Moderate Allocation       Ultra Series      0.00%
Aggressive Allocation     Ultra Series      0.00%

FIXED ACCOUNT:

Fixed               Current Guaranteed
Periods                Interest Rate     Percentage
-------             ------------------   ----------
1 Year                     3.05%           25.00%
3 Year                     3.25%            0.00%
5 Year                     3.50%            0.00%
7 Year                     3.55%            0.00%
10 Year                    3.65%            0.00%

DCA Fixed Periods
1 Year                     4.00%            0.00%
6 Month                    4.50%            0.00%